                                                      Registration No. 333-69121
                                                Filed Pursuant to Rule 424(b)(3)

           Prospectus Supplement To Prospectus Dated January 20, 1999


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

         750,000 AREAS OF CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       AND

                    4,212,283 SHARES OF CLASS A COMMON STOCK

         The table setting forth the shares to be sold by the Selling Stockholders as set forth under "Selling Stockholders" in the Prospectus, dated January 20, 1999, of Apartment Investment and Management Company ("AIMCO") is hereby amended to revise the information related to Edgard E. Pankey, Trustee under Declaration of Trust dated December 6, 1985, as set forth below:

Selling Stockholders                                         Shares Owned Prior To Offering (1)
--------------------                                         ------------------------------
Edgard E. Pankey, Trustee under Declaration of Trust dated                 302,479(2)(3)
December 6, 1985

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(1) The number of shares shown reflects the number of shares of Class A Common
Stock (subject to adjustment pursuant to anti-dilution adjustment provisions) that may be issued to the Selling Stockholders from time to time by AIMCO in exchange for Partnership Common Units of the AIMCO operating partnership tendered for redemption by such Selling Stockholder pursuant to the agreement of limited partnership of the AIMCO operating partnership.

(2) The Selling Stockholder has pledged 190,929 shares to Merrill Lynch Private Finance Inc., its parent, Merrill Lynch & Co., Inc. or any other subsidiary thereof (collectively, "ML") to collateralize a loan facility. If a default under the loan facility occurs, ML may sell such shares.

(3) Edgard E. Pankey is a member of AIMCO's Advisory Board.

            The date of this Prospectus Supplement is April 2, 2002.